LEASE AMENDMENT


         This Lease Amendment, made and entered into this 29th day of January, 1998, by and between BRUCE L. WEISS and KAREN A. WEISS, whose address is 5275 Sorrel Drive, Melbourne, Florida 32934, hereafter referred to as the ("LESSOR,") and AMERICAN QUANTUM CYCLES, INC., whose address is 731 Washburn Road, Melbourne, Florida 32934, hereafter referred to as the ("LESSEE").

                               W I T N E S S E T H

         That for and in consideration of the covenants and agreements herein contained and in consideration of the rents herein reserved to be paid by the Lessee to the Lessor, the parties do hereby mutually covenant and agree as follows:

         1. This Lease Amendment is an amendment to the lease signed by the Lessee and the Lessor on May 1, 1997.

         2. Premises. Lessor does hereby lease and demise unto Lessee the premises known as 711-731 Washburn Road, Melbourne, Florida, which include warehouses with square footage of approximately 22,000 square feet and offices/restrooms/showroom square footage of approximately 6,500 square feet.

         3. Term and Occupancy. Said premises shall hereafter sometimes be referred to as the "Leased premises" or "Premises". Lessor does hereby lease and demise unto Lessee said premises to have and to hold the same for a period of four (4) years. Said term shall commence on March 1, 1998, and terminate at midnight on February 28, 2002: The Lessee has the option of terminating the lease after the first full two (2) years of occupancy provided the Lessee gives the Lessor written notice six (6) months prior to the termination of said lease and vacancy of said premises. The occupancy may commence with partial occupancy of space not occupied by the Lessee on or before January 1, 1998 the said additional space will be available as follows: The 2,500 square feet on the second level of the warehouse (known as the show room) is available as of January 1, 1998 at the monthly rate of $300.00. The portion of the warehouse (known as the middle warehouse) consisting of 6,250 square feet will be available no later than February 1, 1998 at the rate of 1,825.00 per month. The remaining warehouse (known as the rear warehouse) is available no later than March 1, 1998. The effective date of this lease amendment for payment and accrual of rent is March 1, 1998.

         4. Rental. Lessee hereby covenants and agrees to pay Lessor as rental for the demised premises the following amounts plus Florida sales tax, per month: an amount equal to the monthly mortgage payment due to the Huntington Bank for 731 Washburn Road, Plus tax. This payment is based on a variable rate mortgage. The



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January 1998 amount was $ 4,286.81. The interest on the loan decreases resulting in payments reducing to approximately $3,400.00 per month in four (4) years. See Attached Exhibit " A" I of 2 .

         An amount equal to the monthly mortgage payment due to the mortgage holder for 711 Washburn Road, Plus tax. This payment is currently fixed at $1,526.35 per month. This amount will change to a variable rate interest mortgage in 1999, resulting in slightly varying monthly amounts. See attached Exhibit "A" 2 of 2.

         5. Lessee covenants and agrees to purchase property insurance for said premises naming the Lessor the payee and additionally insured for any claims for damages. Said insurance policy shall be reviewed and accepted by the Lessor before March 1, 1998 and remain in effect during the term of this Agreement. The value for the building located at 731 Washburn Road is $750,000 and for 711 Washburn Road $210,000.

          6. Lessee covenants and agrees to pay the real estate taxes on said premises on an annual basis on or before December 31st of each year starting with March 12, 1998. The 1997 taxes were $7,096.00 for 731 Washburn Road and $2,670.00 for 711 Washburn Road. See attached Exhibit "B" and "C."

         7. Lessee covenants and agrees to pay Lessor an additional security deposit over and above the security deposit paid at the time of the original lease dated May 1, 1997, of $5,000 on March 1, 1998.

         8. Lessee covenants and agrees to pay to Lessor an additional last month rent deposit over and above the last months rent deposit paid at time of the original lease dated May 1, 1997 of $2,000 dollars on March 1, 1998.

         9. Lessee covenants and agrees to assume responsibility for any cost associated with the general maintenance and repairs to the said premises exterior and interior, and mechanical, all such repairs and General maintenance shall be done in a timely manner and return the premises to an equal or better condition than at the time of the commencement of this Agreement.


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         10. Lessee and Lessor will conduct an inspection of said premises no later than February 27, 1998. The Lessor will provide documents listing items to be inspected.

LESSOR:                                  LESSEE:

                                         AMERICAN QUANTUM CYCLES, INC.



____________________________             By: ________________________________
Bruce L. Weiss                               Robert L. Guess


____________________________
Karen A. Weiss


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